EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-218480, 333-220265, 333-232406, and 333-259305 on Form S-3 and Registration Statement Nos. 333-220264, 333-232407, 333-248736, 333-259309, 333-270359, and 333-277923 on Form S-8 of Limbach Holdings, Inc. of our report dated March 10, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Limbach Holdings, Inc. for the year ended December 31, 2024.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
March 10, 2025